UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

AMERISERV FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER JULIUS D. RUDOLPH BRANDON L. SIMMONS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

Item 1: On January 17, 2023, Driver Management sent the following letter to J. Michael Adams, Jr., Chairman of the Nominating and Corporate Governance Committee of the Company’s board of directors (the “Board”):

January 17, 2022

Mr. J. Michael Adams, Jr.
Chair, Nominating and Corporate Governance Committee
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15901

Via email

Mr. Adams,

Reference is made to your letter dated January 9, 2023. Based on AmeriServ Financial Inc.’s (“ASRV”) long term track record of abysmal financial performance relative to publicly traded peers and, in particular, the manner in which ASRV’s board of directors (the “ASRV Board”) has attempted to shirk responsibility for that poor performance by blaming undisclosed and ill-defined “unique economic realities,” I hope you understand that I believe the ASRV Board needs to be reconstituted as determined by ASRV’s long suffering shareholders, not the same entrenched directors responsible for years of underperformance. Transmitted herewith is our notice of nomination of three candidates (the “Nominees”) for election to the ASRV Board at ASRV’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”). I am confident that our message of change will resonate far more with shareholders who have seen little from their investment in ASRV than directors who seem more interested in making excuses for the status quo. It is past time for the ASRV Board to face the very un-unique reality that the current level of underperformance is simply unacceptable and make way for new directors with a commitment to putting shareholders first.

As an aside, why are you thanking Driver for its investment? Driver—like most shareholders—invested in ASRV to increase the value of its investment. Unlike most shareholders, however, Driver is willing to act as a catalyst to unlock value that has been trapped by the actions (or inaction) of faithless boards who prioritize a status quo that benefits directors and company management at the expense of shareholders. If you wanted to thank Driver—or any other shareholder—for its investment, the ASRV Board should have taken such steps as were necessary to deliver an acceptable return to ASRV shareholders. I am sure that I speak for most shareholders when I say that actions that deliver acceptable returns are far more welcome and appreciated than hollow banalities.

Please note that, as is our right as shareholders, we have directly nominated the Nominees for election at the 2023 Annual Meeting and neither approval by, nor any interviews with, the ASRV Board (or any committee thereof, including the Nominating and Corporate Governance Committee) is required under applicable law or ASRV’s constituent documents.

Very truly yours,

Driver Management Company LLC

/s/ J. Abbott R. Cooper

Item 2: On January 18, 2023, J. Abbott R. Cooper, Managing Member of Driver Management, sent the following letter to Chairman of the Board, Allen Dennison:

January 18, 2022

Mr. Allan Dennison
Chairman of the Board
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15901

Via email

Allan,

Yesterday, Driver Opportunity Partners I LP (together with Driver Management Company LLC, “Driver”) nominated three highly qualified candidates for election to the board of directors (the “Board”) of AmeriServ Financial, Inc. (“ASRV”) at ASRV’s 2023 annual meeting of shareholders. By letter dated November 22, 2022 to Jeffery Stopko, Driver requested a list of ASRV’s shareholders and related information. By letter dated November 30, 2022, Stacey Scrivani, counsel to ASRV asserted that request was not in compliance with Pennsylvania law, an assertion that I believe is entirely incorrect.

Based on my experience with Republic First Bancorp, Inc., Ms. Scrivani has a fundamentally flawed understanding of the rights of shareholders in a Pennsylvania corporation and, in particular, their right to information about other shareholders in the context of a contested election for directors. We are more than happy to enforce our rights in court, but, now that such a contested election is at hand, ask whether the Board will make the shareholder list and other related information requested available or will, instead, continue to seek to impede Driver’s fundamental rights as an ASRV shareholder, while wasting shareholders’ money on meritless litigation.

Your prompt reply is appreciated.

Very truly yours,

/s/ J. Abbott R. Cooper

Item 3: On January 19, 2023, Mr. Cooper sent the following letter to Mr. Dennison:

January 19, 2023

Mr. Allan Dennison
Chairman of the Board
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15901

Via email

Allan,

Reference is made to your letter dated January 19, 2023. I am afraid there has been a serious misunderstanding: we never had any intention in participating in any “refreshment process” conducted by the current board of directors (the “Legacy Board”) of AmeriServ Financial, Inc. (“ASRV” or the “Corporation”). Based on the decades of underperformance relative to peers that has been overseen by the Legacy Board, we have no confidence that the Legacy Board is capable of identifying or selecting potential directors who might advance the interests of ASRV shareholders rather than preserve a status quo that, despite ample opportunity, has done nothing to increase shareholder value.

I am a little unsure where any misunderstanding is coming from: in our conversations, I have been very clear that we intend to make our case for change directly to ASRV shareholders. Indeed, I also encouraged you and Jeffery Stopko to make whatever might possibly be the case for more of the same directly to ASRV shareholders as well. Based on the below chart, which shows the closing price for ASRV’s common stock since 1985, the earliest point at which such data is available on Bloomberg, I am not really sure what the Legacy Board’s proposition is for ASRV shareholders, since the trading price for ASRV’s common stock is approximately the same today as it was in 1985.

Let’s be clear about one thing, you and the rest of the Legacy Board are not the Corporation and have no special claim as to understanding what is in the best interests of ASRV’s “shareholders, customers, employees and communities.” Never in any of our conversations have you or Mr. Stopko indicated that any change in the direction of ASRV is contemplated—all that is on offer is more stagnation. I believe that all the constituencies you reference would benefit from a change in the composition of AmeriServ’s board of directors—or really anything—that offers the possibility of a more vibrant future for ASRV and I am confident that a majority of ASRV shareholders feel the same way, which is why we never had any interest in allowing the Legacy Board to sit in judgement over the highly qualified individuals that we have nominated for election to director and thereby restrict the ability of ASRV shareholders to elect directors of their choosing.

Very truly yours,

/s/ J. Abbott R. Cooper

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management, Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Julius D. Rudolph and Brandon L. Simmons.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 1,477,919 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 201,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 201,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 1,276,919 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 201,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 1,276,919 shares of Common Stock held in the SMAs. Neither of Messrs. Rudolph or Simmons beneficially own any securities of the Company.